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                                                                    EXHIBIT (15)


                               ARTHUR ANDERSEN LLP







To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-47629, No. 33-60007, No. 33-61595, No. 333-60795,
No. 33-62573, No. 333-32229, No. 333-63229, No. 333-68937 and No. 333-76347 its
Form 10-Q for the quarter ended June 30, 1999, which includes our report dated August 12, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                                             Arthur Andersen LLP



Detroit, Michigan,
     August 12, 1999.